SECURED CONVERTIBLE DEBENTURE
(this "Debenture")
PRINCIPAL AMOUNT - $ 317,517.14

September 11, 2009

1.
FACT Corporation (hereinafter referred to as the “Company”), a corporation duly incorporated and organized under the laws of the State of Colorado and Extra- Provincially registered in the Province of Alberta, and having its registered office at 1530 Ninth Avenue SE, Calgary, Alberta T2G 0T7, for value received, hereby promises to pay Ultimate Resort Destinations, Inc., an Alberta corporation (“Debentureholder”) located at 1530 Ninth Avenue, Calgary, Alberta T2G 0T7, the principal sum of Three Hundred Seventeen Thousand, Five Hundred and Seventeen Dollars and Fourteen cents  ($317,517.14) (the “Principal Sum”) with interest thereon, calculated from the 11th of September, 2009, and on all other monies which become owing hereunder, at the rate herein provided, calculated as well after as before maturity and before and after default, and payable in the manner herein provided.

2.
The rate of interest hereunder shall be six percent (6%) per annum.  Interest shall accrue and be payable on the last day of each and every month until September 11, 2012 (the “Maturity Date”), at which time all principal and all accrued but unpaid interest shall be due and payable unless this Debenture is converted prior thereto in accordance with paragraph 3 below.  The Principal Sum of this Debenture or any portion therefore may be paid at anytime prior to the Maturity Date without penalty or notice; provided, however, that all interest accrued or unpaid on any monies paid shall be payable on the date of such payment.

3.
               (a) The Holder may elect at any time and from time to time until two (2) years from 11th September, 2009, to convert this Debenture into shares of the Company’s Class A Common Stock or its successors (the “Common Stock”) at an effective conversion price of $0.14 USD per share (the “Shares”).  Conversion of any portion of the principal amount of this shall not result in the forfeiture or forgiveness of any accrued and unpaid interest on such portion of the principal amount of this Debenture.  The Holder may exercise his or her election to convert this Debenture at any time by delivery of a written notice to the Company of such election.

(b) In the event that (i) the Shares are included as part of an effective registration statement filed with the Securities and Exchange Commission; and (ii) the market price the Common Stock exceeds $1.00 per share for at least ten (10) consecutive trading days, then the balance of this Debenture, including all accrued and unpaid interest, shall automatically convert into Shares at the conversion price set forth above in paragraph 3(a) above.

(c) This Debenture is secured by all of the assets of the Company, wherever they may be located, as more particularly described in that Financing and Security Agreement entered into by the Company and the Debentureholder simultaneous with the execution and delivery of this Debenture (the “Collateral”).  Upon execution hereof, the Company shall deliver to the Holder all financing statements, security agreements and/or other documents necessary for the Holder to perfect its interest in the Collateral.  Upon default of this Debenture, the Holder shall have the right, subject to all prior liens recorded against the Collateral, to collect the Collateral and apply the proceeds of the Collateral towards the accrued interest and principal balance of this Debenture until such time that the principal amount of this Debenture and all accrued but unpaid interest thereon is repaid in full.  At that time, the Collateral shall be released to the Company. Except with the consent of the Holder of the Note, which consent shall not be unreasonably withheld, the Company will not be allowed to incur any indebtedness which is on a pari passu basis with, or with priority of repayment to this Debenture.

4.
The Company hereby agrees that it shall use all reasonable efforts to register the Shares with the Securities and Exchange Commission as part of an effective registration statement under the U.S. Securities Act of 1933 within 12 months from the date hereof and that the Company agrees to use its best efforts to keep the Shares registered for a period of five (5) years.

5.
If the Company duly pays to the Debentureholder the principal sum and interest due or to become due and all other monies which may hereafter become owing hereunder, or the Debentureholder has exercised its right of conversion which shall be determined as set out in paragraph 3 hereof, this Debenture shall thereupon become null and void.

6.
All monies payable hereunder shall be paid in lawful currency of the United States at the address of the Debentureholder hereinbefore set out or at such other place as the Debentureholder shall designate in writing from time to time.

7.	The Company hereby represents, warrants and covenants to the Debentureholder:

a.
Corporate proceedings of the Company and all other things necessary have been done to authorize and make the creation and delivery of the Debenture to the Debentureholder legal, valid and binding upon the Company;

b.
That the Company shall pay all costs, charges and expenses of and incidental to any proceedings taken to enforce the remedies under this Debenture or by reasons or nonpayment or procuring payment of the monies secured by this Debenture and all costs, charges and expensed incurred by the Debentureholder shall bear interest at the rate herein provided and shall be payable on a solicitor/client basis; and

c.	That the Company shall, at all times while this Debenture is outstanding, maintain its corporate existence.

7.	Notwithstanding any other term hereof, the principal, interest and other monies secured by this Debenture shall become immediately due and payable in every of the events following:

a.	The Company defaults in the observance or performance of any provision hereof;

b.	An order is made or a resolution is passed or a petition is filed for the liquidation or winding-up of the Company;

c.	The Company commits an act of bankruptcy or makes a general assignment for the benefit of its creditors or otherwise acknowledges its insolvency; or

d.	The Company ceases or demonstrates an intention to cease its business or maintain its corporate existence.

8.	The Company covenants with the Debentureholder that all remedies of the Debentureholder hereunder shall be in addition to any other remedies available to the Debentureholder at law or in equity.

9.
The Debentureholder may waive any breach or default by the Company under this Debenture, provided that no waiver or consent granted by the Debentureholder shall bind the Debentureholder unless it is in writing and any waiver consent given by the Debentureholder or any failure on his part to exercise any of his rights hereunder shall be limited to the particular instance.

10.
The Debentureholder shall be entitled, on ten (10) days prior written notice, to examine all books, records and document of the Company during ordinary business hours, provided that the Debentureholder shall treat the results of such examinations as confidential except as reasonably required by the Debentureholder under this Debenture.

11.
If there shall occur one or more events involving the capital reorganization, reclassification, subdivision or consolidation of the capital stock of the Company, or the merger, amalgamation or other corporate combination of the Company with one or more other entities, or of any other events in which new securities of any nature are delivered in exchange for the issued shares of the Company and such issued shares of the Company are canceled, upon any conversion of the Principal Sum and interest thereon into Shares hereunder after such events, and in lieu of issuing the shares which, but for such events and this provision would have been issued upon such conversion, the Company or its successor shall issue instead such number of new securities as would have been delivered in exchange for such shares if such conversion had occurred prior to the occurrence of such events.

12.
The Company shall not permit or effect any of the events referred to in paragraph 11 herein which result in the succession of the Company, unless prior to or simultaneously with the consummation thereof, the entity succeeding the Company acknowledges and undertakes in writing that it will be bound by and that it shall comply with this Debenture.

13.	If at any time:

a.	The Company shall declare any dividend or make any distribution to the holders of its common shares, which dividend or distribution is payable in shares of the Company;

b.	The Company shall offer for subscription pro rata to the holders of its common shares any additional shares of stock of any class or other rights;

c.
There shall be any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger or amalgamation of the Company with, or sale of all or substantially all of its assets to another corporation; or,

d.	There shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then the Company shall give to the Debentureholder, whether or not all or any part of this Debenture shall have been previously converted to Shares, at least twenty (20) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or for determining rights to vote with respect to such reorganization, reclassification, consolidation, merger, or amalgamation, dissolution, liquidation or winding-up and, in the case of any such reorganization, reclassification, consolidation, merger, amalgamation, sale, dissolution, liquidation, and winding-up, at least twenty (20) days prior written notice of the date upon which the same shall occur and such notice shall also specify in the case of any such dividend, distribution or subscription rights, the date for determining the holders of common shares shall be entitled to exchange their shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, amalgamation, sale, dissolution, liquidation or winding-up, as the case may be.

14.
The Shares into which this Debenture may be converted shall not entitle the Debentureholder to any rights as a shareholder of the Company including, but not limited to voting rights, until this Debenture or any portion hereof is converted into Shares pursuant to paragraph 3 above.

15.
Neither the taking of any judgment nor the exercise of any power of seizure or sale shall operate to extinguish the obligation of the Company to pay the Principal Sum, interest and other monies secured by this Debenture and shall not operate as a merger of any covenant in this Debenture, and the taking of a judgment or judgments under a covenant herein under this Debenture.

16.
Any notice or other document required or permitted to be given under this Debenture shall be well and sufficiently given if mailed by prepaid registered post or if delivered to the party to whom it is addressed at the address hereinbefore set out for such party (or such other reasonable address of which notice may be given) and, if delivered, shall be deemed to have been given and effective on the day following the day on which it was delivered or, if mailed, shall be deemed to have been given and effective on the fifth (5th) business day following the day on which it was mailed.

17.	The Debentureholder shall have the right to assign its interest in this Debenture in whole or in part in any manner not contrary to the applicable securities legislation.

18.	This Debenture shall be binding upon and shall ensure to the benefit of the parties in accordance with the laws in force from time to time in the Province of Alberta.

FACT CORPORATION,
a Colorado corporation

By:/s/ Jacqueline Danforth
Name: Jacqueline Danforth
Title: President